Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 26, 2019 with respect to the financial statements of Principal National Life Insurance Company Variable Life Separate Account, (2) dated April 4, 2019 with respect to the financial statements of Principal National Life Insurance Company, and (3) dated April 4, 2019 with respect to the financial statement schedules of Principal National Life Insurance Company, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-233170) of Principal National Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Executive Variable Universal Life III.
/s/Ernst & Young LLP
Des Moines, Iowa
October 25, 2019